Exhibit 99.3

Execution version

Business Cooperation Framework Agreement

This Business Cooperation Framework Agreement (this “Agreement”), dated December 17, 2017, is made by and between:

(a)                                 JD.COM, INC., a corporation duly incorporated under the laws of Cayman Islands, with its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (together with its affiliates, “JD”); and

(b)                                 VIPSHOP HOLDINGS LIMITED, a corporation duly incorporated under the laws of Cayman Islands, with its registered address at Scotia Centre, 4th Floor, P. O. Box 2804, George Town, Grand Cayman, Cayman Islands (together with its affiliates,  “VIPSHOP”).

JD and VIPSHOP are hereinafter referred to individually as a “Party”, collectively the “Parties”.

WHEREAS:

(a)                                 The Parties entered into a Subscription Agreement dated December 17, 2017, pursuant to which JD agreed to subscribe for certain amount of shares of VIPSHOP (the “Transaction”), and the Parties intend to enter into an Investor Rights Agreement in connection therewith (the “Investor Rights Agreement”, collectively with the Subscription Agreement, the “Transaction Documents”);

(b)                                 Based upon the Transaction, the Parties agree to establish a strategic partnership  and to contribute their respective strengths and resources for mutual cooperation;

(c)                                  JD will provide quality traffic resource to VIPSHOP, including traffic on Weixin’s social eco-system; VIPSHOP will offer an extensive selection of brands and products to JD by availing its image awareness, brand relationship and operation experience in fashion and cosmetic products.  The Parties shall cooperate to expand user base, enhance user value, and improve user experience; and

(d)                                 It is understood and agreed that the details regarding the business cooperation contemplated hereunder shall be separately agreed by the Parties in writing.

NOW, THEREFORE, the Parties agree as follows:

1                     DEFINITIONS AND INTERPRETATIONS

1.1           Definitions

Unless otherwise required or defined in the context, in this Agreement:

“Confidential Information”

means (a) any oral, written or otherwise non-public information regarding any Party’s organization, business, technology, investment, finance, commerce, trade or any other matter, (b) existence of or any provision of this Agreement, or any provision under any other agreement made in connection with this Agreement, and (c) any material prepared by any Party and identified as confidential or containing any confidential information.

“Business Day”	means any day other than Saturdays, Sundays and any public holiday in China.

“Affiliate”

means, in respect of any specified person, any other person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, such specified person; if such specified person is a natural person, means any of its immediate family members, including parents, spouses, adult children and their spouses, siblings and their spouses.

“GMV”

means Gross Merchandise Value, which is the value of merchandise transacted at JD’s platform and through the channel of any of JD’s ecological partners the infrastructure technology of which is provided by JD, including the value of any paid order but excluding the value of any unpaid order.

“GMV Calculation Date”	means the Online Date, or three months after the date hereof, whichever is earlier.

“Transaction Agreements”

has the same meaning as Transaction Agreements defined under certain Subscription Agreement regarding JD and certain other investor’s subscription of Vipshop Holdings Limited’s newly issued shares entered into between Vipshop Holdings Limited, JD and certain other investor on December 17, 2017.

“GMV Review Period”	means three years from the GMV Calculation Date.

“Control”

of a given person means the power to direct or cause direction of the business, affairs, management or decision-making of such person, directly or indirectly, or as trustee or administrator, whether through ownership of equities, voting powers or voting securities, as trustee or administrator, or by contract, agreement, trust or otherwise, including direct or indirect ownership or possession of (i) fifty percent (50%) or more of the shares or equity interests issued by such person, (ii) fifty percent (50%) or more of the votes entitled to be cast at a meeting of shareholders of such person, or (iii) the power to control composition of a majority of the board of directors (or similar governing body) of such person; the term “Controlled” or “Common Control” has the meaning correlative to the foregoing.

“Effective Date”	means the date on which this Agreement becomes effective, which is the date of JD Closing as defined under the Transaction Agreements.

“Applicable Laws”

in respect of any person, means any of the laws, regulations, rules, guidance, directives, treaties, judgments, orders, decrees, notices, rulings or decisions from any government agencies, regulatory authorities or securities exchange, in each case applicable to such person.

“Tencent JD SCA”	means the Strategic Cooperation Agreement dated March 10, 2014, made by and between Tencent Holding Limited and JD.com, Inc.

“Online Date”	means the date on which VIPSHOP, as a third party vendor, officially launches its super flagship store on JD.

“Restricted Person”	means the Adverse Person defined in the Transaction Agreements.

“Weixin”	for the purpose of this Agreement, means Weixin of any and all language versions, excluding Wechat.

“China”	means the People’s Republic of China, for purpose of this Agreement excluding Hong Kong and Macau Special Administration Regions, and Taiwan.

2.                                      COOPERATION

2.1                               VIPSHOP will, as a third party vendor, launch and maintain a flagship store on JD (the “Super Flagship Store”), to which JD will provide designated prime traffic entrance at the homepage of each of JD APP and its level one entrance  interface of Weixin.

2.2                               Traffic Entrance at the Homepage of JD APP

(a)                                 Location: A certain icon (the specific position of which is to be determined) in the icon area on top of JD APP’s homepage.

(b)                                 Term: three years from the Online Date, during the first three months of which term such icon will be displayed to all users, and thereinafter will be displayed to targeted users under JD’s BI rules.

2.3                               Traffic Entrance at the homepage of JD’s level one entrance interface of Weixin

(a)                                 Location: A certain icon (the specific position of which is to be determined) at the homepage of JD’s level one entrance interface of Weixin.

(b)                                 Term: from the Online Date until the date of expiry of JD’s level one entrance interface of Weixin specified under the Tencent JD SCA (i.e., May 27, 2019), during the first three months of which term such icon will be displayed to all users, and thereinafter will be displayed to targeted users under JD’s BI rules.

2.4                               The applicable transaction commission fees shall be separately agreed by the Parties in writing.

2.5                               JD may make upgrade or any other adjustment to JD APP or its level one entrance interface of Weixin due to its business adjustment, provided that any such upgrade or adjustment during each of the terms provided in this Article 2 shall be discussed and negotiated by the Parties in advance, and JD shall make commercially reasonable best efforts to provide alternative resource with equal traffic volume.

2.6                               The Parties shall appoint their respective responsible persons to push forward establishment and launch of the Super Flagship Store as soon as practically after the date hereof, including entering into JD Merchant Services Agreement and other business agreements.

2.7                               The Parties shall jointly explore and develop opportunities for cooperation in other businesses based on the Transaction and the cooperation contemplated hereunder.

2.8                               The Parties shall avail and allocate various resource and make commercially reasonable best efforts to cause VIPSHOP to meet the minimum standards agreed by the Parties in respect of VIPSHOP’s GMV during any applicable period within the GMV Review Period at JD’s platform and through the channel of any of JD’s ecological partners the infrastructure technology of which is provided by JD. The relevant minimum standards for VIPSHOP’s GMV shall be separately agreed by the Parties in writing.

3.                                      REPRESENTATION, WARRANTIES AND COVENANTS

3.1                               Each Party hereby represents and warrants to the other Party as of the date hereof as follows:

(a)                                 It is duly organized, validly existing and in good standing under Applicable Laws, has sufficient powers and authorities to execute and deliver this Agreement and to perform the cooperation contemplated hereunder;

(b)                                 It is duly authorized by its corporate authority for execution and delivery of the Agreement as well as the performance of the cooperation contemplated hereunder; and

(c)                                  This Agreement constitutes such Party’s legal, valid and binding obligations assuming the other Party is duly authorized to execute and deliver this Agreement.

3.2                               Unless otherwise provided in this Agreement, in the event that any provision of this Agreement conflicts with any legal document executed by either Party prior to the date of hereof, such Party shall, in good faith, immediately inform the other Party in writing, and the Parties shall resolve such conflict through negotiations. Neither Party shall be held liable to the other Party due to any such conflict between any prior legal document and this Agreement.

3.3                               The Parties shall provide mutual support to ensure that the cooperation contemplated hereunder be duly implemented in accordance with Applicable Laws.

4.                                      INTELLECTUAL PROPERTY

4.1                               The ownership of any document, information and intellectual property thereupon provided by any Party and its Affiliates to the other Party for purpose of this Agreement shall not change as a result of cooperation contemplated hereunder,  unless otherwise expressly agreed by the applicable parties in writing.

4.2                               Unless otherwise expressly provided in the Agreement or agreed by applicable parties under separate intellectual property authorization/license agreement, without prior written consent of the authorizing/licensing Party, neither Party (or any of its Affiliates) may use or copy any of the patents, trademarks, tradenames, logos, business information, technology and other data information, domain names, copyrights or other intellectual properties of the other Party (or any of its Affiliates), or apply for registration of any intellectual property similar thereto.

4.3                               The ownership of any new intellectual property developed by the Parties (and their Affiliates) in connection with the cooperation contemplated hereunder shall be subject to separate agreement of the Parties.

4.4                               If,  arising from the cooperation contemplated hereunder, any Party (including its Affiliates) under this Agreement infringes upon any intellectual property right or other legal right of the other Party (including its Affiliates), or any of the products, services or materials provided by any Party infringes upon any intellectual property right or other legal right of any third party, the infringing Party shall indemnify the other Party (including its Affiliates) any loss incurred as a result of such infringement.

5.                                      CONFIDENTIALITY

5.1                               Each Party hereby warrants to the other Party that without consent from the other Party, it shall not disclose any Confidential Information to any third party.

5.2                               Provisions under Section 5.1 shall not apply to disclosure of any Confidential Information:

(a)                                 by any Party to any of its directors, current or future business partners, shareholders, officers, employees, consultants, auditors, or other advisors (collectively “Representatives”) on an as-needed basis for purpose of this Agreement, provided that disclosing Party shall cause each of the Representatives to be subject to confidentiality obligations similar to the provisions under Article 5.

(b)                                 which is or becomes known to the general public without disclosure thereof by any of the Parties or any of its Representatives in breach of the Agreement;

(c)                                  which is made by any Party to any of its Affiliates or Controlled or Controlling entities; and

(d)                                 required by rules of applicable stock exchange or Applicable Laws, judicial or regulatory procedures, any lawsuit, claim or proceedings arising from or in connection with this Agreement, provided that such disclosure shall not be made without prior notice and consent from the other Party in respect of the disclosure scope and content, and subject to any practicable non-disclosure arrangement.

6.                                      NOTICES

6.1                               Any notice or other communications to be given under or in connection with this Agreement (“Notice”) shall be:

(a)                                 in writing;

(b)                                 in Chinese; and

(c)                                  delivered by person or a nationally recognized courier service to the address or Email address of the recipient notified in writing to the sending Party at least five (5) Business Days prior to the delivery.

6.2                               Unless otherwise proven to be delivered earlier, the date when the Notice is deemed to be duly delivered shall be determined as the follows:

(a)                                 if delivered in person, on the day when the Notice is left at the address specified in Section 6.1 of this Agreement;

(b)                                 if delivered by a nationally recognized courier service, on the third (3th) Business Day after the Notice is accepted by such courier service; and

(c)                                  if delivered by email, on the day when its receipt is confirmed by the recipient by reply thereto or otherwise confirmed by the recipient.

7.                                      FORCE MAJEURE

If performance of this Agreement is delayed due to any force majeure event, neither Party shall be deemed to be in breach of this Agreement or held liable for any damages arising therefrom, provided that the Party shall make its efforts to eliminate the cause of such delay, makes best efforts to (including without limitation to seeking or using alternative instrument or approach to)  eliminate any damages caused by such force majeure event, and notify the other Party of occurrence of such force majeure event and any potential damages therefrom within 15 Business Days after (and not including) the day on which such force majeure event is eliminated. If performance of this Agreement is so delayed, the Party encountering the force majeure event shall implement reasonable alternative plan, use alternative or other commercially reasonable method to perform its obligations under this Agreement, until such delay is eliminated.

8.                                      TAXES

Each of the Parties shall pay any and all of the taxes incurred by it under Applicable Laws in connection with execution and performance of its Agreement.

9.                                      TERM AND TERMINATION

9.1                               This Agreement, once executed by duly authorized representatives of each of the Parties, shall become effective as of the Effective Date until the third (3th) anniversary of the  Online Date of the Super Flagship Store; notwithstanding the foregoing, the term regarding traffic entrance at the homepage of JD’s level-one entrance interface of Weixin provided under Section 2.3 shall apply pursuant to Section 2.3, and Article 3 (Representations, Warranties and Covenants), Article 5 (Confidentiality), Article 6 (Notices) and Article 10 (Governing Law and Dispute Resolution) shall become effective as of the date hereof and remain in force during the term provided in this Section 9.1, and Article 5 (Confidentiality) shall survive expiry or termination of this Agreement for two years.

9.2                               Within three (3) months prior to expiry of this Agreement, the Parties shall negotiate and, upon agreement, extend the term hereof.  If the term of any specific cooperation is provided under any other provision hereof, such other provision shall apply.

9.3                               If any circumstance regarding the Restricted Person under Sections 2.06(a) to 2.06(f) under the Investor Rights Agreement occurs, JD shall have the right to terminate this Agreement by notifying VIPSHOP of such occurrence in writing.

9.4                               If VIPSHOP fails to meet the minimum standards in respect of its GMV separately agreed by the Parties in accordance with Section 2.8 during any applicable period within the GMV Review Period, VIPSHOP shall have the right to terminate this Agreement with notice to JD in writing any time thereafter.

9.5                               This Agreement is early terminable by agreement of the Parties.

10.                               GOVERNING LAW AND DISPUTE RESOLUTION

10.1                        The execution, validity, interpretation, performance, amendment and termination of this Agreement and resolution of any dispute arising from or in connection with this Agreement shall be governed by the laws of Hong Kong.

10.2                        Any dispute arising from interpretation and performance of  this Agreement shall be resolved by the parties through negotiations.  Any dispute, conflict or claim arising from or in connection with Agreement (including without limitation (i) any contractual, pre-contractual or non-contractual rights, duties or obligations, and (ii) any matter regarding formation, validity or termination of this Agreement) (“Dispute”) shall be resolved through negotiations by the responsible persons respectively appointed by the Parties for the applicable cooperative matters.

10.3                        The Party claiming the Dispute (the “Claimant”) shall notify the other Party (the “Respondent”) in writing, which notice shall include description of the Dispute, applicable provisions under this Agreement, and any information reasonably evidencing such Dispute.  The Respondent shall review, discuss and negotiate the Dispute adequately with the Claimant within two (2) months upon its receipt of the notice from the Claimant.  During such discussion and negotiation, each of the Claimant and the Respondent shall have the right to request additional evidence from the other Party, for which the other Party shall all reasonable and necessary support.

10.4                        If  any Dispute fails to be resolved within three months after a request for negotiation of such Dispute is provided by any Party to the other Party in writing,  any Party may submit such Dispute to Hong Kong international Arbitration Centre for arbitration in accordance with its arbitration rules then in force. The arbitration shall be held in Hong Kong and conducted in English. The award shall be final and binding on both Parties.

10.5                        If there occurs any Dispute arising from the interpretation and performance of this Agreement or any Dispute is under arbitration, both Parties shall continue to perform their respective rights and obligations under this Agreement other than those under Dispute.

11.                               MISCELLANEOUS

11.1                        Independent Contractor

In performing this Agreement, the Parties are independent of each other and nothing in this Agreement will be deemed to create any other relationship between the Parties, including any agency, partnership or employment.  Neither Party has the right or power to impose upon the other Party any restriction or to act on behalf of the other Party.  Neither Party may claim or allege to be any officer, partner, employee or agent of the other Party due to existence of this Agreement or any relationship created hereunder or otherwise.

11.2                        Severability

If any provision of this Agreement is held void or invalid under any Applicable Laws, such provision shall be void or invalid only to the necessary extent, and the Parties shall immediately negotiate in good faith to agree on any amendment to such void or invalid provision to the extent permitted under Applicable Laws in order to fulfil the commercial end intended for such void or invalid provision.  If any provision of this Agreement is held invalid, illegal or unenforceable, it will not affect or prejudice the validity, legality or enforceability of remainder of this Agreement.

11.3                        Assignment

Neither Party may assign its rights and obligations to any third party without prior written consent of the other Party, and any attempt to do so is null and void.

11.4                        Expenses

Unless otherwise expressly provided hereunder or agreed by both Parties in writing, each of the Parties shall pay its own expenses incurred in connection with its negotiation, preparation, execution and performance of this Agreement and all other documents referred to herein.

11.5                        Supplements and Amendments

Any supplement and amendment to this Agreement shall be in writing and become effective upon signature and fixture of corporate seal by authorized representatives of each of the Parties.

11.6                        Waiver

Unless otherwise provided in this Agreement, no failure or delay in exercising any right or remedy available under this Agreement or Applicable Laws shall prejudice such right or remedy, or operate as a waiver of such or any other right or remedy.  Single or partial exercise of any right or remedy under this Agreement or Applicable Laws shall not preclude any further exercise thereof or the exercise of any other right or remedy.

11.7                        Non-Exclusive Remedies

The rights and remedies of each of the Parties under this Agreement shall be cumulative and not exclusive of any other rights or remedies available under Applicable Laws.

11.8                        Counterparts

This Agreement may be executed in any number of counterparts, each of which once executed and delivered is an original of this Agreement, and all counterparts together  constitute one and same Agreement.

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IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to sign this Agreement as of the date first above written.

JD.COM, INC.

By: /s/ Liu Qiangdong
Name: Liu Qiangdong
Title: Director

[Signature Page to Business Cooperation Framework Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to sign this Agreement as of the date first above written.

VIPSHOP HOLDINGS LIMITED

By: /s/Ya Shen
Name: Ya Shen
Title: Authorized Signatory

[Signature Page to Business Cooperation Framework Agreement]